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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form CB

                 TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:
     Securities Act Rule 801 (Rights Offering)                       [ ]
     Securities Act Rule 802 (Exchange Offer)                        [X]
     Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)             [ ]
     Exchange Act Rule 14d-1(c) (Third Party Tender Offer)           [X]
     Exchange Act Rule 14e-2(d) (Subject Company Response)           [ ]
     Filed or submitted in paper if permitted by Regulation S-T
     Rule 101(b)(8)                                                  [ ]

       Conavi Banco Comercial               Corporacion Financiera Nacional y
          y de Ahorros S.A.                          Suramericana S.A.
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                          (Names of Subject Companies)

         Conavi Commercial                     National and South American
         and Savings Bank                         Financing Corporation
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     (Translation of Subject Companies' Names into English (if applicable))

                              Republic of Colombia
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       (Jurisdiction of Subject Companies Incorporation or Organization)

                                Bancolombia S.A.
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                        (Names of Person Furnishing Form)

       Common Shares                                Common Shares
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                     (Title of Class of Subject Securities)

                                       N/A
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              (CUSIP Number of Class of Securities (if applicable))



        Rodrigo Uribe                      Margarita Maria Mesa Mesa
    Conavi Banco Comerical              Corporacion Financiera Nacional y
      y de Ahorros S.A.                         Suramericana S.A.
     CR 43A #1 A Sur 143                    Carrera 43A #3-101, Piso 1
Medellin, Republic of Colombia            Medellin, Republic of Colombia
        (574) 266-0800                            (574) 319-6200
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(Names, Addresses (including zip code) Telephone Numbers (including area code)
of Person(s) Authorized to Receive Notices and Communications on Behalf of
                               Subject Companies)

                                 August 1, 2005
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                  (Date Tender Offer/Rights Offering Commenced)

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PART I -- INFORMATION SENT TO SECURITY HOLDERS

   Item 1.  Home Jurisdiction Documents

           (a)  The following document is attached as Exhibit A to this Form CB:
                English translation of the Instructivo Proceso de Intercambio de Acciones relating to the Bancolombia S.A., Conavi Banco Comercial y de Ahorros S.A. and Corporacion Financiera Nacional y Suramericana S.A. merger.

   Item 2.  Informational Legends

         A legend complying with Rule 802(b) under the Securities Act of 1933, as amended, is included in the Instructivo Proceso de Intercambio de Acciones attached to this Form CB.


PART II  -- INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

          Not applicable.

PART III -- CONSENT TO SERVICE OF PROCESS

         Bancolombia S.A. is filing with the Commission a written irrevocable consent and power of attorney on Form F-X concurrently with the furnishing of this Form CB.

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PART IV -- SIGNATURES

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


BANCOLOMBIA S.A.


By: /s/ Jaime Alberto Velasquez Botero
    ----------------------------------
    Name:  Jaime Alberto Velasquez Botero
    Title: Vice President of Finance
           (Chief Financial Officer)

Date:  August 5, 2005



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